SECURITIES AND EXCHANGE COMMISSION

Washington, D. C.   20549

______________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported) December 5, 2002

      CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State of other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

       77 Grove Street, Rutland, Vermont               05701

(Address of principal executive offices)          (Zip Code)

Registrant's telephone number, including area code (802) 773-2711

                                      N/A
(Former name or former address, if changed since last report)

Item 5.   Other Events.

Connecticut Valley Electric Company Inc. ("Connecticut Valley"), a wholly-owned subsidiary of Central Vermont Public Service Corporation (the "Company"), serves approximately 10,000 customers in the State of New Hampshire. In recent years, Connecticut Valley has been involved in certain disputes and litigation involving electric industry restructuring, power supply from the Company, and a power purchase contract with Wheelabrator, an independent power producer. See Note 5 to the Consolidated Financial Statements included in the Company's Form 10-Q for the period ended September 30, 2002, for additional information related to: New Hampshire Retail Rate/Federal court Proceedings; FERC Proceedings; and Wheelabrator Power Contract.

Ending years of litigation, Connecticut Valley, the State of New Hampshire, the City of Claremont and Public Service of New Hampshire ("PSNH") today announced agreements for the sale of Connecticut Valley to PSNH, New Hampshire's largest electric utility. A copy of each of the term sheets among Connecticut Valley, the Company, and the parties, and among PSNH, Connecticut Valley and the Company, are provided with this filing.

The sale agreement is the result of months of negotiations among Connecticut Valley, the Company, PSNH, the Governor's Office of Energy and Community Services, staff of the New Hampshire Public Utilities Commission, the Office of Consumer Advocate, the City of Claremont and New Hampshire Legal Assistance. The sale agreement resolves all issues in litigation over New Hampshire's restructuring plan, Connecticut Valley's rates, and the recovery of stranded costs, and renders moot a pending exit fee decision by the Federal Energy Regulatory Commission ("FERC").

Under the terms of the sale agreement, PSNH will pay the Company the book value for Connecticut Valley's franchise utility assets, which approximates $8 million. Contemporaneously with the sale, PSNH will pay an additional $21 million to the Company as a stranded cost reimbursement for the power resources the Company acquired to serve Connecticut Valley's customers.

Connecticut Valley residential customers' rates will be reduced by approximately 15 percent. PSNH will acquire Connecticut Valley's poles, wires, substations and other facilities, as well as several independent power obligations, including the Wheelabrator contract. A number of CVPS employees are anticipated to become PSNH employees, to continue to serve the former Connecticut Valley territory.

Connecticut Valley customers currently enrolled in electronic payment, electric assistance and budget programs will be automatically enrolled in PSNH's equivalent programs. Connecticut Valley serves approximately 10,000 customers, while PSNH serves more than 430,000 customers.

Absent the sale, if the Company was unable to obtain approval by the FERC of an exit fee from its power supply arrangement and Connecticut Valley was forced to terminate its relationship as a wholesale customer of the Company, it is possible that the Company would be required to recognize a pre-tax loss under the power supply arrangement totaling approximately $32.9 million as of December 31, 2003. The Company would also be required to write-off approximately $0.7 million pre-tax of regulatory assets associated with its wholesale business as of December 31, 2003. The sale agreement resolves these issues. The sale will likely result in a gain or loss; however, the nature and size of such gain or loss will be highly dependent upon power market price forecasts at the time of the sale and mitigation efforts both before and after the sale. Accordingly, the Company cannot predict at this time such gain or loss.

The FERC, the NHPUC and Securities and Exchange Commission must approve the sale. In addition, as a condition to the sale, the NHPUC must approve the pending settlement in the Wheelabrator docket. The closing is expected to take place late in 2003, with an effective date of January 1, 2004.

If the sale transaction does not close, and if there is an adverse resolution of the pending FERC exit fee proceeding, these events would have a material adverse effect on the Company's results of operations, financial condition and cash flows. However, the Company cannot predict the ultimate outcome of this matter.

Forward-Looking Statements Statements contained in this report that are not historical fact are forward-looking statements intended to qualify for the safe-harbors from liability established by the Private Securities Reform Act of 1995. Statements made that are not historical facts are forward-looking and, accordingly, involve estimates, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Joseph M. Kraus Joseph M. Kraus, Senior Vice President Customer Service, Corporate Secretary, and General Counsel

December 5, 2002

Exhibit Index
Exhibit Number	Exhibit Title
99.1	Term Sheet by and between Public Service Company of New Hampshire and Central Vermont Public Service Corporation/Connecticut Valley Electric Company Inc.
99.2	Term Sheet New Hampshire Parties and CVEC and CVPS